Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference to Form S-8 333-259057 of INSPIRA TECHNOLOGIES OXY B.H.N LTD. of our report dated March 31, 2022, relating to the financial statements of INSPIRA TECHNOLOGIES OXY B.H.N LTD. appearing in the Company’s Annual Report on Form 20-F.

/s/ Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

Tel Aviv, Israel

March 31, 2022